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                         CERTIFICATE OF AMENDMENT OF THE

                         CERTIFICATE OF INCORPORATION OF

                         CONNECTIVITY TECHNOLOGIES INC.


                         Pursuant to Section 242 of the
                             General Corporation Law


     THE UNDERSIGNED, the President of Connectivity Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The Certificate of Incorporation of the Corporation currently authorizes the issuance of up to forty million seven hundred fifty thousand (40,750,000) shares of common stock, par value $.01 per share. In order to reduce the number of shares of stock authorized, to effect a one-for-four reverse stock split of all outstanding shares and to change the par value of the shares of common stock, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read, in its entirety, as follows:

          "The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "common stock." The total number of shares which the Corporation shall have authority to issue is Twenty-One Million Seven Hundred Fifty Thousand (21,750,000) and the aggregate par value of all shares of stock that are to have a par value shall be Eight Hundred Forty Thousand Dollars ($840,000). The total number of shares of Preferred Stock shall be One Million (1,000,000) and the par



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     value of each share of such class shall be One Cent ($.01). The total number of shares of common stock shall be Twenty Million Seven Hundred Fifty Thousand (20,750,000), Twenty Million (20,000,000) of which shall be designated Common Stock, par value $.04 per share, and Seven Hundred Fifty Thousand (750,000) of which shall be designated Series B Common Stock, par value $.04 per share.

          Part A. Provisions Relating to Preferred Stock.

          The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter, a "Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to fixing the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          Part B. Provisions Relating to Common Stock.

          1. Designation of Series. Subject to conversion or exchange as provided for in subparagraph 3(a) hereinbelow, twenty million (20,000,000) shares of the common stock authorized hereinabove are designated "Common Stock" and seven hundred fifty thousand (750,000) shares of the common stock authorized hereinabove are designated "Series B Common Stock."

          2. Authority of Board to Fix Rights of Series B Common Stock. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of the Series B Common Stock, to fix, state and express, within the limits expressed hereinbelow, the powers, designations, preferences and


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     rights of the Series B Common Stock, and the qualifications, limitations or restrictions thereof.

          3. Specific Rights. The powers, designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Common Stock and Series B Common Stock shall be identical in all respects, except as follows or, for the Series B Common Stock, as fixed and determined by the Board of Directors within the limitations which follow:

               (a) Conversion Rights. The Series B Common Stock may be convertible into or exchangeable for Common Stock, at a conversion or exchange ratio of not more than one share of Common Stock for each share of Series B Common Stock and upon such other terms and conditions as the Board of Directors may establish.

               (b) Voting Rights. Subject to the special voting rights of the Preferred Stock set forth or determined as provided above, each holder of Common Stock of the corporation shall be entitled to one vote for each share of such stock outstanding in the name of such holder on the books of the corporation on the record date designated for the purpose of such vote, and each holder of Series B Common Stock of the corporation shall be entitled, for each share of such Series B Common Stock outstanding in the name of such holder on the books of the corporation on the record date designated for the purpose of such vote, to the number of votes as has been fixed by the Board of Directors, but the vote per share of Series B Common Stock shall be less than the proportionate vote of the Common Stock into which such Series B Common Stock is convertible or exchangeable; provided, however, that at all elections of directors of the corporation, each holder of any shares of Common Stock and Series B Common Stock of this Corporation shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit; and provided, further, that in no event, whether in the election of directors or otherwise, shall fractional votes be counted.

               (c) Dividend Rights. Subject to the prior rights (if any) of the holders of the Preferred Stock


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          as to dividends, the holders of outstanding shares of Common Stock and
          Series B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets at the time legally available therefor, dividends at the rate determined by the Board of Directors, provided, however, that the dividend on each share of Series B Common Stock shall be less than the proportionate dividend on each share of Common Stock into which it is convertible or exchangeable.

               (d) Liquidation Rights. In the event of any liquidation, dissolution or winding up of this corporation, either voluntarily or involuntarily, but subject to the liquidation preference (if any) of the holders of the Preferred Stock by reason of their ownership thereof, the holders of Common Stock and Series B Common Stock shall be entitled to receive pro rata the remaining assets of the corporation available for distribution to stockholders except that the amount per share paid in liquidation on each share of the Series B Common Stock shall be less than the proportionate amount per share paid on each share of the Common Stock into which it is convertible or exchangeable.

               (e) Adjustments. The Board of Directors shall make appropriate adjustments to the conversion or exchange ratio and to the voting, dividend and liquidation rights of the Series B Common Stock in the event of any stock split, stock dividend or similar transaction affecting the number of outstanding shares of Common Stock or Series B Common Stock without the corporation's receipt of consideration therefor.

          Reverse Stock Split: Effective as of 5:00 p.m. on the date of filing of this Amendment to the Certificate of Incorporation of the Corporation (the "Effective Date"), each issued and outstanding share of Common Stock, par value $.01 per share ("Old Common Stock"), of this Corporation shall automatically and without any action on the part of the holder thereof, become one-fourth of a share of Common Stock, par value $.04 per share ("New Common Stock"). No scrip or fractional shares of New Common Stock will be issued by reason of this amendment. Holders of a number of shares of Old Common Stock not divisible by four shall be entitled to receive a cash payment equal to the fractional share multiplied by the average of the closing bid prices as reported by the OTC Bulletin Board for the Old Common Stock on the five trading days prior to the Effective Date. As of the Effective Date and thereafter, a


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     certificate(s) representing shares of Old Common Stock shall be deemed to represent the number of shares of New Common Stock into which the shares of Old Common Stock are convertible and the right to receive a cash payment in lieu of any fractional share."

     SECOND: At the effective time of this amendment, each issued and outstanding share of Common Stock ("Old Common Stock") of this Corporation shall automatically and without any action on the part of the holder thereof, become one-fourth of a share of Common Stock, par value $.04 per share ("New Common Stock"). No scrip or fractional shares of New Common Stock will be issued by reason of this amendment. The Corporation shall pay holders of fractional shares cash in an amount equal to the fractional share multiplied by the average of the closing bid prices as reported by the OTC Bulletin Board for the Old Common Stock on the five trading days prior to the effective time of this amendment.

     THIRD: This amendment has been duly adopted by the holders of a majority of the issued and outstanding shares of capital stock of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 4th day of December, 1996.


                                                     /s/ James S. Harrington
                                                     ------------------------
                                                         James S. Harrington
                                                              President




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